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EXHIBIT 10.4

June 13, 2002

Mr. John K. Carpenter
32 St. Andrews Way
N. Chelmsford, MA   01863

Dear Mr. Carpenter:

We are pleased to extend this offer to join Gunther as Senior Vice President - Chief Financial Officer reporting directly to Marc I. Perkins, President and Chief Executive Officer at a weekly rate of $2,307.70 (equivalent to $120,000 on an annualized basis). You will also be granted 70,000 stock options - the price will be set on the next practical date at the then prevailing market value.

A performance evaluation and salary review will be conducted six (6) months after your hire date. If your performance meets or exceeds mutually agreed upon goals and objectives, a $10,000 salary increase will be granted.

The effective date of your employment may begin on or before JUNE 24, 2002 contingent upon satisfactory reference checks and your receiving a negative drug screening result. This offer is effective through the close of business TUESDAY, JUNE 18, 2002.

ADDITIONAL TERMS:
Gunther will grant you paid time off (PTO) at 20 days annually (accruing at 1.67 days monthly) - effective upon hire. You will be eligible for our benefits program including medical, dental and life insurance 30 days after hire. Gunther also agrees to reimburse you 50% of your current monthly medical premium ($641/2 = $320.50) for one month.

We do require employees to contribute to our medical and dental insurance premiums. Please note that the insurance contribution is deducted pre-tax, and therefore the net reduction in income is less than the face value of the contribution. You are eligible to contribute to the Company's 401(k) plan upon hire.

You will be required to sign Gunther's Proprietary Data/Patent Agreement as a condition of employment prior to your employment. We have attached an original of this agreement to this offer letter and request that you sign it and return it to us prior to commencing employment.

We require that you submit to a physical and a drug screen - NO LATER THAN 5 DAYS BEFORE YOUR START DATE. Enclosed with this offer letter are the lab(s) with which you can arrange these screenings. Please arrange for these tests at your convenience and have the `confirmation document' faxed or mailed to Human Resources immediately. You will not be able to begin employment until the drug screen has been completed - a negative result reported.


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You also will be required to successfully complete the company's I-9 U.S.
employment verification process.

Gunther is an employment-at-will employer. The company does not guarantee your employment for any specific duration. You and the company remain free to choose to end your employment relationship at anytime, for any reason, with or without notice or cause.

RELOCATION, HOUSING EXPENSES AND CLOSING COSTS:

   - Gunther will reimburse you for reasonable relocation expenses, which includes moving and transporting your furnishings and personal property.
   - Gunther will also pay for lodging (maximum of 120 days) for yourself and your spouse while you are house hunting in the Norwich, CT area.
   - Gunther agrees to reimburse you for 50% of associated realtor fees incurred on the sale of your current residence (50/50 split) - up to a maximum of $12,000.
   - Gunther will reimburse you the closing costs on the purchase of a new residence in Connecticut - closing cost range of 2% to 4%.
   - In the event that your current residence is not sold prior to closing on your new residence, Gunther agrees to grant you a short-term zero interest ninety (90) day "bridge-loan" in the amount of your down payment, to be repaid to Gunther from the proceeds of the sale of your current residence.

Kindly indicate your acceptance of this offer by signing in the space provided below and returning (by mail) one fully executed copy; and sign/return the Proprietary Data/Patent Agreement to my attention postmarked by TUESDAY, JUNE 18, 2002.

Thank you for your interest in employment with Gunther International, Ltd. We are looking forward to working with you and enjoying your contributions to our future success. Should you have any questions prior to your start date, please do not hesitate to contact me at (860) 823-1427, ext. 102.

Sincerely,
GUNTHER INTERNATIONAL, LTD.                        ACCEPTED:

/s/  Lauren S. Wright                              /s/  John K. Carpenter
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                                                   Date: 6/14/2002
Lauren S. Wright
Director, Human Resources


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